         HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/5/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,173
Total Outstanding Loan Balance	$824,907,636*	Min	Max
Average Loan Current Balance	$197,677	$13,476	$999,332
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	7.93%	5.25%	14.00%
Arm Weighted Average Coupon	7.86%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	5.98%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	631
Weighted Average Age (Months)	4
% First Liens	98.1%
% Second Liens	1.9%
% Arms	86.6%
% Fixed	13.4%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral will be approximately [$850,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	11	4,578,978	0.6	5.44	74.9	635
5.51 - 6.00	81	24,274,153	2.9	5.86	75.0	645
6.01 - 6.50	164	41,669,205	5.1	6.32	76.6	644
6.51 - 7.00	459	115,642,740	14.0	6.83	77.3	649
7.01 - 7.50	560	123,418,198	15.0	7.30	77.9	647
7.51 - 8.00	850	178,407,446	21.6	7.80	79.0	636
8.01 - 8.50	608	116,477,606	14.1	8.29	79.8	625
8.51 - 9.00	530	99,907,698	12.1	8.77	80.8	617
9.01 - 9.50	310	50,566,181	6.1	9.28	82.7	600
9.51 - 10.00	265	39,133,785	4.7	9.79	84.5	597
10.01 - 10.50	105	13,014,892	1.6	10.26	86.7	591
10.51 - 11.00	94	9,172,901	1.1	10.75	89.0	589
11.01 - 11.50	39	2,776,015	0.3	11.31	89.6	611
11.51 - 12.00	38	2,620,472	0.3	11.84	94.5	625
12.01 - 14.00	59	3,247,366	0.4	12.79	97.0	626
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	90,911	0.0	9.53	71.7	0
476 - 500	4	699,503	0.1	8.84	75.5	500
501 - 525	110	19,871,031	2.4	9.10	74.5	515
526 - 550	232	40,473,339	4.9	8.78	75.7	538
551 - 575	292	52,403,943	6.4	8.42	77.9	563
576 - 600	620	113,700,369	13.8	8.13	78.4	589
601 - 625	867	170,339,955	20.6	7.87	79.8	613
626 - 650	850	156,619,277	19.0	7.87	81.0	639
651 - 675	530	121,054,504	14.7	7.64	80.0	662
676 - 700	293	66,423,527	8.1	7.61	80.3	687
701 - 725	182	39,959,620	4.8	7.62	81.1	713
726 - 750	104	23,842,011	2.9	7.50	80.1	736
751 - 775	54	11,311,262	1.4	7.66	80.6	762
776 - 800	28	6,550,804	0.8	7.45	82.5	788
801 - 812	6	1,567,581	0.2	7.85	79.0	807
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
13,476 - 50,000	176	6,543,612	0.8	10.64	91.9	641
50,001 - 100,000	773	60,171,646	7.3	8.96	83.2	618
100,001 - 150,000	933	116,573,699	14.1	8.10	78.7	621
150,001 - 200,000	740	128,827,635	15.6	7.95	78.5	621
200,001 - 250,000	469	104,678,977	12.7	7.87	78.9	627
250,001 - 300,000	320	87,860,920	10.7	7.82	79.7	632
300,001 - 350,000	242	78,453,883	9.5	7.84	79.8	633
350,001 - 400,000	175	65,209,493	7.9	7.70	79.8	638
400,001 - 450,000	121	51,227,127	6.2	7.67	79.1	646
450,001 - 500,000	85	40,610,795	4.9	7.65	78.8	653
500,001 - 550,000	54	28,398,698	3.4	7.61	79.8	637
550,001 - 600,000	34	19,549,234	2.4	7.61	80.8	644
600,001 - 650,000	17	10,628,362	1.3	7.08	81.8	642
650,001 - 700,000	12	8,187,710	1.0	7.29	82.1	634
700,001 - 750,000	8	5,917,556	0.7	7.28	79.1	662
750,001 - 800,000	4	3,144,212	0.4	7.70	81.7	635
800,001 - 850,000	4	3,326,539	0.4	6.88	82.2	677
850,001 - 900,000	2	1,764,983	0.2	8.98	74.8	613
900,001 - 950,000	2	1,873,222	0.2	6.37	68.7	660
950,001 - 999,332	2	1,959,332	0.2	8.50	60.1	679
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
12.75 - 50.00	95	13,390,190	1.6	7.72	41.5	611
50.01 - 55.00	31	5,541,291	0.7	7.63	52.3	591
55.01 - 60.00	76	16,877,287	2.0	7.68	58.2	610
60.01 - 65.00	128	25,718,959	3.1	7.62	63.3	595
65.01 - 70.00	209	46,817,024	5.7	7.61	68.7	607
70.01 - 75.00	404	86,317,774	10.5	7.65	74.3	623
75.01 - 80.00	1,909	403,619,045	48.9	7.71	79.8	643
80.01 - 85.00	355	79,073,627	9.6	8.24	84.5	612
85.01 - 90.00	462	93,058,562	11.3	8.44	89.7	627
90.01 - 95.00	173	30,290,006	3.7	8.71	94.8	636
95.01 - 100.00	331	24,203,871	2.9	10.04	99.9	647
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,033	187,001,330	22.7	8.49	79.9	629
0.50	10	895,693	0.1	8.87	89.0	636
1.00	166	41,433,505	5.0	7.99	79.3	643
2.00	2,039	424,017,569	51.4	7.77	79.7	628
3.00	925	171,559,539	20.8	7.70	78.8	637
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	2,519	459,352,132	55.7	7.74	79.7	618
Reduced	998	214,337,872	26.0	8.12	80.1	655
Stated Income / Stated Assets	636	147,604,293	17.9	8.25	78.5	636
No Income / No Assets	20	3,613,339	0.4	8.80	66.6	661
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	3,837	763,261,380	92.5	7.90	79.4	628
Second Home	24	4,502,875	0.5	8.50	82.4	646
Investor	312	57,143,380	6.9	8.36	81.9	670
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	683	225,058,672	27.3	7.50	78.5	645
Florida	600	115,912,696	14.1	8.00	79.2	629
Illinois	259	48,008,861	5.8	8.33	80.3	628
Arizona	232	45,930,952	5.6	7.80	78.0	622
Maryland	140	33,230,126	4.0	8.22	78.4	617
Nevada	152	31,958,033	3.9	7.73	78.8	634
Washington	127	26,727,569	3.2	7.73	80.5	631
Virginia	115	24,787,636	3.0	8.02	80.9	624
New Jersey	100	23,554,128	2.9	8.40	74.9	628
Ohio	160	19,708,019	2.4	8.37	84.8	622
Colorado	112	18,659,603	2.3	7.69	80.0	630
Pennsylvania	115	17,722,552	2.1	7.91	77.8	624
Texas	151	17,111,085	2.1	8.34	81.6	620
Oregon	79	16,346,693	2.0	7.76	79.5	638
Michigan	141	15,661,685	1.9	8.54	83.2	617
Other	1,007	144,529,325	17.5	8.27	81.3	622
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	2,069	385,362,567	46.7	7.91	81.8	651
Refinance - Rate Term	242	46,043,913	5.6	7.89	78.8	620
Refinance - Cashout	1,862	393,501,156	47.7	7.96	77.5	612
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	2,109	435,739,487	52.8	7.91	79.5	626
Arm 2/28 - Balloon 40/30	590	141,106,237	17.1	7.92	79.6	632
Arm 2/28 - Dual 40/30	93	28,662,655	3.5	7.77	78.5	632
Arm 3/27	218	48,077,649	5.8	7.83	79.1	651
Arm 3/27 - Balloon 40/30	30	6,180,107	0.7	7.27	78.5	639
Arm 3/27 - Balloon 45/30	200	46,005,691	5.6	7.56	77.4	653
Arm 5/25	26	5,151,157	0.6	7.10	75.5	660
Arm 5/25 - Balloon 40/30	4	681,797	0.1	7.56	70.0	639
Arm 5/25 - Balloon 45/30	4	1,677,119	0.2	7.11	77.5	634
Arm 6 Month	4	811,281	0.1	7.64	87.9	667
Fixed Balloon 30/15	239	14,802,058	1.8	10.26	95.3	656
Fixed Balloon 40/30	33	7,477,045	0.9	7.84	81.5	644
Fixed Balloon 45/30	132	20,673,684	2.5	8.05	81.1	617
Fixed Rate	491	67,861,668	8.2	8.13	78.7	623
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	3,217	615,872,766	74.7	7.94	79.4	628
PUD	433	102,197,237	12.4	7.69	80.4	627
Condo	295	51,979,149	6.3	8.16	80.4	643
2 Family	160	36,789,571	4.5	8.14	80.1	643
3-4 Family	68	18,068,912	2.2	7.90	77.7	680
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	79	18,427,550	2.6	7.56	77.3	680
4.01 - 4.50	67	15,446,562	2.2	7.18	75.5	653
4.51 - 5.00	220	46,333,781	6.5	7.55	78.1	635
5.01 - 5.50	648	148,891,356	20.9	7.69	78.9	644
5.51 - 6.00	754	176,269,698	24.7	7.61	78.8	630
6.01 - 6.50	517	109,285,210	15.3	7.75	79.9	631
6.51 - 7.00	542	119,663,241	16.8	8.18	80.0	623
7.01 - 7.50	208	35,432,209	5.0	8.37	79.7	618
7.51 - 8.00	150	28,086,848	3.9	8.93	80.5	609
8.01 - 8.50	62	10,583,562	1.5	9.25	81.6	577
8.51 - 9.00	21	3,431,501	0.5	9.82	87.5	586
9.01 - 10.15	10	2,241,664	0.3	10.36	86.0	599
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 - 6	4	811,281	0.1	7.64	87.9	667
7 - 9	1	58,486	0.0	7.99	80.0	616
10 - 12	21	4,152,212	0.6	6.78	82.6	645
13 - 15	307	69,750,704	9.8	6.67	79.1	630
16 - 18	116	30,092,413	4.2	7.28	80.0	652
19 - 21	1,118	248,468,067	34.8	8.03	79.3	624
22 - 24	1,231	253,249,277	35.5	8.22	79.6	628
25 - 27	22	5,829,599	0.8	6.96	77.8	652
28 - 30	9	2,143,565	0.3	7.43	79.3	636
31 - 33	142	33,273,502	4.7	7.83	79.6	659
34 - 36	273	58,754,002	8.2	7.66	77.4	647
37 >=	34	7,510,073	1.1	7.14	75.5	652
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.85 - 11.50	30	9,771,343	1.4	6.02	74.9	637
11.51 - 12.00	124	37,628,235	5.3	6.28	76.9	647
12.01 - 12.50	165	42,067,903	5.9	6.63	78.1	645
12.51 - 13.00	387	96,180,204	13.5	7.00	77.2	645
13.01 - 13.50	455	101,254,410	14.2	7.44	78.4	642
13.51 - 14.00	711	160,616,315	22.5	7.87	79.4	637
14.01 - 14.50	453	94,598,844	13.2	8.29	79.1	626
14.51 - 15.00	377	72,970,501	10.2	8.71	80.2	621
15.01 - 15.50	227	41,755,798	5.8	9.01	82.5	608
15.51 - 16.00	171	30,794,021	4.3	9.40	83.0	600
16.01 - 16.50	76	12,433,189	1.7	9.60	82.8	592
16.51 - 17.00	71	9,939,291	1.4	10.16	85.2	577
17.01 - 17.50	16	2,337,973	0.3	10.71	84.5	586
17.51 - 18.00	13	1,444,138	0.2	10.79	86.3	581
18.01 - 18.31	2	301,016	0.0	11.95	81.5	543
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.75 - 5.50	27	7,782,536	1.1	6.40	78.1	637
5.51 - 6.00	148	42,382,395	5.9	6.74	77.4	642
6.01 - 6.50	172	42,878,319	6.0	6.57	77.5	642
6.51 - 7.00	433	110,405,533	15.5	6.97	77.8	647
7.01 - 7.50	461	104,600,191	14.6	7.38	77.9	644
7.51 - 8.00	688	149,428,115	20.9	7.84	79.0	637
8.01 - 8.50	456	91,903,491	12.9	8.30	79.8	626
8.51 - 9.00	402	78,812,792	11.0	8.78	80.9	619
9.01 - 9.50	232	41,812,424	5.9	9.28	81.7	597
9.51 - 10.00	159	29,162,953	4.1	9.77	83.5	595
10.01 - 10.50	44	7,708,795	1.1	10.26	83.3	572
10.51 - 11.00	42	5,219,509	0.7	10.73	85.6	568
11.01 - 11.50	11	1,343,897	0.2	11.25	82.3	584
11.51 - 12.31	3	652,229	0.1	11.88	78.8	508
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	5	958,872	0.1	7.48	79.8	626
1.50	31	7,543,386	1.1	7.46	79.1	626
2.00	411	99,287,237	13.9	8.02	77.7	624
3.00	2,831	606,303,685	84.9	7.84	79.5	633
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	3,061	664,435,887	93.0	7.87	79.2	630
1.50	128	24,773,581	3.5	7.89	79.1	619
2.00	89	24,883,713	3.5	7.70	79.2	669
Total:	3,278	714,093,180	100.0	7.86	79.2	631

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	3,585	663,888,037	80.5	8.08	79.5	625
24	10	3,112,953	0.4	7.66	82.6	634
36	2	368,500	0.0	6.73	63.5	623
60	567	155,542,871	18.9	7.33	79.9	656
120	9	1,995,275	0.2	7.47	74.1	635
Total:	4,173	824,907,636	100.0	7.93	79.5	631

*

Note, for second liens, CLTV is employed in this calculation.